Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Experts” and “Selected Historical Consolidated Financial Data of GenStar” and to the use of our report dated March 1, 2002 (except the fifth and sixth paragraphs of Note 1 and Note 13, as to which the date is November 26, 2002), with respect to the financial statements of GenStar Therapeutics Corporation (a development stage company), included in the proxy statement of GenStar Therapeutics Corporation that is made a part of Amendment No. 1 to the Registration Statement (Form S-4, 333-101606) and prospectus of GenStar Therapeutics Corporation for the registration of its common stock to be filed on or around December 19, 2002.

/s/    Ernst & Young LLP

San Diego, California
December 17, 2002